UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 14, 2005

RELIV INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-11768	37-1172197
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

136 Chesterfield Industrial Boulevard, Chesterfield, MO	63005
(Address of principal executive offices	(Zip Code)

Registrant’s telephone number, including area code (636) 537-9715

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item No. 2.03 – Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On March 14, 2005, concurrently with the execution of an Employment Agreement among the Registrant and David G. Kreher providing for the part-time continued employment of Mr. Kreher as Manager of Special Projects for the Registrant, the Registrant entered into a Stock Redemption Agreement with David G. Kreher, an officer and Director of the Registrant, and with Pamela S. Kreher, the wife of Mr. Kreher, under which the Registrant agreed to purchase and Mr. and Mrs. Kreher agreed to sell to the Registrant 450,000 shares of common stock of the Registrant for the price of $9.00 per share. Payment for the shares was made by the delivery to Mr. and Mrs. Kreher of Promissory Notes of the Registrant in the principal amounts of $592,848 (for the Note to Mrs. Kreher) and $3,457,152 (for the Note to Mr. Kreher). The entire balance of the Note to Mrs. Kreher is due and payable on March 31, 2005; the note does not bear interest. The principal amount of the Note to Mr. Kreher is payable in installments, as follows:

March 31, 2005	$307,152
March 31, 2006	$900,000
March 31, 2007	$900,000
March 31, 2008	$675,000
March 31, 2009	$675,000

The Note provides that, if the Employment Agreement with Mr. Kreher is not renewed or extended after December 31, 2007, the payments due on March 31, 2008 and March 31, 2009 shall be due on January 15, 2008.

The Note to Mr. Kreher bears interest on the principal amount outstanding from time to time after March 31, 2005 at the rate of 4% per annum.

Item No. 5.02 – Appointment of Principal Officers

On March 14, 2005, by action of the Registrant’s Board of Directors, the following changes were made with respect to the executive officers of the Registrant:

1.              STEVEN D. ALBRIGHT, 43, was appointed to the office of Vice President – Finance and Chief Financial Officer. Mr. Albright previously held the position of Vice President – Finance/Controller for the Registrant. Mr. Albright was employed by Registrant as Controller in 1992. He was appointed to the position of Vice President – Finance in 2002. Prior to his employment with Registrant, Mr. Albright was employed as Assistant Controller for Kangaroos USA, Inc., an athletic shoe importer and distributor from 1987 to 1992. For the period from 1983 to 1987, he was employed by the public accounting firm of Ernst & Young. Mr. Albright received a B.S. Degree in Accountancy from the University of Illinois at Urbana-Champaign in May, 1983 and is a CPA.

2.              DAVID G. KREHER, age 51, was appointed to the position of Manager of Special Projects. Mr. Kreher previously held the position of Senior Vice-President and Chief Financial Officer. Mr. Kreher is also a Director of the Registrant and Secretary and a director of Reliv’, Inc. and Reliv’ World Corporation. Mr. Kreher was employed by the Registrant in September, 1991, and became Senior Vice President on July 1, 1992. Mr. Kreher was named Chief Operating Officer in January, 2001. He was appointed as Senior Vice President and Chief Financial Officer in August, 2004. Mr. Kreher holds a B.S. degree in accounting from Southwest Missouri State University. Mr. Kreher has been a director of the Registrant since June 1, 1994, and is the brother-in-law of Robert L. Montgomery, President and Chief Executive Officer of the Registrant.

Effective March 14, 2005, the Registrant entered into an Employment Agreement with Mr. Kreher. The initial term of the Agreement expires on December 31, 2007. Under the Employment Agreement, Mr. Kreher is employed as Director of Special Projects for the Registrant on a part-time basis. Under the Agreement, he is required to perform services at the rate of approximately 20 hours per week during the term. Mr. Kreher’s compensation is at the rate of $20,833 per month through June 30, 2005 and at the rate of $10,417 per month thereafter. Under the Agreement, Mr. Kreher is permitted to perform services for other companies where such companies are not engaged in a conflicting business. However, in the Agreement, Mr. Kreher is prohibited, during the term of the Agreement and for a period of 36 months after expiration of the term, from providing services for a competing enterprise. The Agreement also includes the obligation of Mr. Kreher to maintain the confidentiality of confidential information of the Registrant.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Reliv International, Inc.
(Registrant)

Date: March 16, 2005	By: /s/Robert L. Montgomery
Robert L. Montgomery
Chief Executive Officer